EXHIBIT 23.1

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                    CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement of Interstate/Johnson Lane, Inc. on Form S-8 of our report, which includes an explanatory paragraph relating to certain lawsuits in which Interstate/Johnson Lane, Inc. is a defendant, dated October 26, 1993, on our audits of the consolidated financial statements and financial statement schedules of Interstate/Johnson Lane, Inc. as of September 30, 1993 and 1992 and for the years ended September 30, 1993, 1992 and 1991, which report was included in the Interstate/Johnson Lane, Inc. Annual Report on Form 10-K for the year ended September 30, 1993. We also consent to the reference to our Firm under the caption "Experts".



                                                COOPERS & LYBRAND L.L.P.


Charlotte, North Carolina
October 25, 1994